Exhibit 10.1
Penford Corporation
First Amendment to Second Amended and Restated Credit Agreement
     This First Amendment to Second Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of July 9, 2008, by and among Penford Corporation, a Washington corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to the Credit Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Harris N.A., as Administrative Agent as provided herein.
Preliminary Statements
     A. The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 5, 2006, (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
     B. The Borrower and the Lenders have agreed to make certain amendments to the Credit Agreement, in each case under the terms and conditions set forth in this Amendment.
     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments to the Credit Agreement.
     Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement shall be and hereby is amended as follows:
     1.1. The definition of the term “EBITDA” appearing in Section 5.1 of the Credit Agreement shall be amended to read as follows:
     “EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, plus (minus) any non-cash losses (gains) but only to the extent such losses (gains) have not become a cash loss (or gain), plus non-cash stock compensation charges incurred in such period, plus (d) expenses (including without limitation inventory write-downs), continuing costs incurred during the fiscal quarter ending August 31, 2008, and repair, restoration and replacement costs and other costs reasonably acceptable to the Administrative Agent incurred by the Borrower and its Subsidiaries as a result of the flooding of the Borrower’s facilities in Cedar Rapids, Iowa during the month of June, 2008, net of the aggregate amount of all insurance proceeds (including, without limitation, business interruption insurance) received by the Borrower and its Subsidiaries as a result of such flooding, provided that the aggregate amount added to EBITDA pursuant to this clause (d) shall not exceed $45,000,000 during the twelve consecutive months ending August 31, 2008, $20,000,000 during the twelve consecutive months ending November 30, 2008, and $10,000,000 during each period of twelve consecutive months ending on the last day of each fiscal quarter thereafter.
     1.2. The table appearing in Section 8.22(b) of the Credit Agreement shall be amended to read as follows:

Fixed Charge Coverage
Ratio shall not be Less
From and Including	To and Including	than

August 31, 2006	August 31, 2007	1.50 to 1.0

September 1, 2007	November 31, 2008	1.25 to 1.0

December 1, 2008	At all times thereafter	1.50 to 1.0
     1.3. Section 8.22(d) of the Credit Agreement shall be amended to read as follows:
     (d) Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures (but excluding (i) Capital Expenditures made with the Net Cash Proceeds of any Event of Loss as permitted by Section 1.9(b)(i) hereof, (ii) Capital Expenditures incurred in connection with the repair, restoration or replacement of Property damaged or destroyed as a result of the flooding of the Borrower’s facilities in Cedar Rapids, Iowa during the month of June, 2008, that the Borrower reasonably believes are covered by insurance, for which at the time such expenditure is incurred the Borrower has made or reasonably expects to make a written claim under the applicable insurance policy and which claim has not been denied by the insurer, (iii) Capital Expenditures made with the proceeds of grants from governmental entities and (iv) Capital Expenditures incurred in connection with the Ethanol Facility that are financed with the proceeds of the Capital Expansion Loans) in an amount in excess of $20,000,000 (or the Australian Dollar Equivalent or NZ Dollar Equivalent) in the aggregate during any fiscal year; provided, however, for any fiscal year when Total Funded Debt Ratio is less than 2.0 to 1.0 for each fiscal quarter of such fiscal year, Capital Expenditures for such year shall not exceed $25,000,000 (or the Australian Dollar Equivalent or NZ Dollar Equivalent) for such fiscal year.
     1.4. Schedule I attached to the form of Compliance Certificate attached to the Credit Agreement as Exhibit E shall be replaced by Schedule I attached to this Amendment.
     1.5. The Required Lenders hereby agree that the Borrower and its Subsidiaries may use proceeds of Revolving Loans obtained hereunder to pay expenses incurred by the Borrower and its Subsidiaries as a result of the flooding of the Borrower’s facilities in Cedar Rapids, Iowa during the month of June, 2008, prior to receiving any proceeds of insurance relating thereto and that the Borrower and its Subsidiaries may use any proceeds of insurance relating thereto to pay for costs incurred for the repair, restoration and replacement of Property damaged or destroyed as a result of such floods without having to comply with the requirements of Section 9(d) of the Mortgages but otherwise in compliance with the requirements of Section 1.9(b)(i) of the Credit Agreement.
     1.6. The Borrower hereby agrees that commencing on the effective date of this Amendment and until it delivers its financial statements for its fiscal quarter ending February 28, 2009, and the related Compliance Certificate to the Administrative Agent and the Lenders pursuant to Section 8.5 hereof, the Applicable Margins shall be those set forth in Level V in the definition of the term “Applicable Margin” contained in Section 5.1 of the Credit Agreement.
Section 2. Conditions Precedent.
     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
     2.1. The Borrower, the Guarantors, and the Required Lenders shall have executed and delivered this Amendment.
     2.2. Each of the representations and warranties set forth in Section 6 of the Credit Agreement shall be true and correct in all material respects, except that the representations and warranties made under Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders and the June 2008 flooding at the Borrower’s Cedar Rapids, Iowa facilities shall not be taken into account with respect to the representations and warranties made under Section 6.6 of the Credit Agreement.
     2.3. Upon giving effect to this Amendment, (a) the Borrower shall be in full compliance with all of the terms and conditions of the Loan Documents and (b) no Default or Event of Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.
     2.4. The Borrower shall have paid to the Administrative Agent for the benefit of the Lender that have executed this amendment a non-refundable fee in the amount of 0.05% of each such Lender’s outstanding Term Loans, Capital Expansion Loans, Capital Expansion Loan Commitment and Revolving Credit Commitment.
Section 3. Representations.
     In order to induce the Required Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, and after giving effect to the amendments called for hereby, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that for purposes of this paragraph the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders and the June 2008 flooding at the Borrower’s Cedar Rapids, Iowa facilities shall not be taken into account with respect to the representations and warranties made under Section 6.6 of the Credit Agreement) and after giving effect to this Amendment (a) the Borrower is in compliance with all of the terms and conditions of the Loan Documents and (b) no Default or Event of Default exists under the Credit Agreement or shall result after giving effect to this Amendment.
Section 4. Miscellaneous.
     4.1. The Borrower and the Guarantors heretofore executed and delivered to the Agent and the Lenders the Collateral Documents to which it is a party. Each of the Borrower and the Guarantors hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents to which it is a party continue to secure, among other things, the indebtedness, obligations and liabilities described therein; and the Collateral Documents to which it is a party and the rights and remedies of the Agents and the Lenders thereunder, the obligations of the Borrower and the Guarantors thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents to which it is a party as to the indebtedness, obligations and liabilities which would be secured thereby prior to giving effect to this Amendment.
     4.2. Except as specifically amended herein or waived hereby, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the other Loan Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
     4.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.
     4.4. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the credit facilities and the preparation, execution and delivery of this Amendment, and the documents and transactions contemplated hereby, including the reasonable fees and expenses of counsel for the Administrative Agent with respect to the foregoing.

     This First Amendment to Second Amended and Restated Credit Agreement is entered into as of the date and year first above written.

“Borrower” Penford Corporation
By
Name
Title

“Guarantors” Penford Products Co.
By
Name
Title

Penford Corporation
Signature Page to First Amendment
to Second Amended and Restated Credit Agreement

     Accepted and agreed to as of the date and year last above written.

“Lenders”

Harris N.A., in its individual capacity as a Lender, as L/C Issuer, and as Administrative Agent
By
Name
Title

U.S. Bank National Association
By
Name
Title

LaSalle Bank National Association
By
Name
Title

Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch
By
Name
Title

By
Name
Title

Penford Corporation
Signature Page to First Amendment
to Second Amended and Restated Credit Agreement

Australia and New Zealand Banking Group Limited
By
Name
Title

Penford Corporation
Signature Page to First Amendment
to Second Amended and Restated Credit Agreement

Schedule I
to Compliance Certificate
Penford Corporation
Compliance Calculations
for Second Amended and Restated Credit Agreement
dated as of October 5, 2006, as amended
Calculations as of                                         ,

A.	Total Funded Debt Ratio (Section 8.22(a))

	1.	Total Funded Debt	$
	2.	Net Income for past 4 quarters	$
	3.	Interest Expense for past 4 quarters	$
	4.	Income taxes for past 4 quarters	$
	5.	Depreciation and Amortization Expense for past 4 quarters	$
	6.	Non-cash Loss (Gain) realized on sale/disposition of assets [Loss shall be identified by a positive number; Gains shall be identified by a negative number]	$
	7.	Non-cash stock compensation charges for past 4 quarters	$
	8.	Flood-related charges for past 4 quarters	$
	9.	Sum of Lines A2, A3, A4, A5, A6, A7 and A8	$
	10.	Flood-related insurance proceeds received during past 4 quarters	$
	11.	Line A9 minus A10 (“EBITDA”)	$
	12.	Ratio of Line A1 to A11	___:1.0
	13.	Line A12 ratio must not exceed	___:1.0
	14.	The Borrower is in compliance (circle yes or no)	yes/no

B.	Fixed Charge Coverage Ratio (Section 8.22(b))
	1.	EBITDA (Line A11 above)	$
	2.	Principal payments made in cash during past 4 quarters	$

	3.	Interest Expense for past 4 quarters paid in cash	$
	4.	Restricted Payments for past 4 quarters made in cash	$
	5.	Income taxes for 4 quarters paid in cash	$
	6.	Sum of Lines B2, B3, B4, and B5	$
	7.	Ratio of Line B1 to Line B6	___:1.0
	8.	Line B7 ratio must not be less than	1.50:1.0
	9.	The Borrower is in compliance (circle yes or no)	yes/no

C.	Leverage Ratio (Section 8.22(c))
	1.	Net Worth	$
	2.	Intangible Assets	$
	3.	Write-up of assets	$
	4.	Line C1 minus the sum of Lines C2 and C3	$
	5.	Line C4 ratio must not be less than	$65,000,000
	6.	The Borrower is in compliance (circle yes or no)	yes/no

D.	Capital Expenditures (Section 8.22(d))
	1.	Year-to-date Capital Expenditures (net of permitted exclusions other than for the Ethanol Facility)	$
	2.	Year-to-date Capital Expenditures for Ethanol Facility	$
	3.	Line D1 minus Line D2	$
	4.	Maximum permitted amount	$
	5.	The Borrower is in compliance (circle yes or no)	yes/no